File No. 333-128136

   As filed with the Securities and Exchange Commission on September 12, 2005

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-14

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                        [X] Pre-Effective Amendment No. 1


                       [ ] Post-Effective Amendment No. __


                                 ALLEGIANT FUNDS
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                 760 MOORE ROAD
                       KING OF PRUSSIA, PENNSYLVANIA 19406
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, ZIP CODE)

        Registrant's Telephone Number, including Area Code 1-800-622-FUND

                                -----------------

                             AUDREY C. TALLEY, ESQ.
                           DRINKER BIDDLE & REATH LLP
                                ONE LOGAN SQUARE
                             18TH AND CHERRY STREETS
                      PHILADELPHIA, PENNSYLVANIA 19103-6996
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                    Copy to:

                             RONALD WEIHRAUCH, ESQ.
                                 ALLEGIANT FUNDS
                          200 PUBLIC SQUARE, 5TH FLOOR
                              CLEVELAND, OHIO 44114
                                -----------------

         Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

         No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         There are no amendments to the Registration Statement on Form N-14 filed on September 6, 2005; that form of Registration Statement is hereby incorporated by reference in its entirety. The purpose of this Pre-Effective Amendment No. 1 is to delay the effectiveness of the Registration Statement filed on September 6, 2005.

                                   SIGNATURES

         As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Cleveland, the State of Ohio, on the 12th day of September, 2005.

                                ALLEGIANT FUNDS


                                By:   /s/ Herbert R. Martens, Jr.
                                      ---------------------------
                                      Herbert R. Martens, Jr., President and CEO

         As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                   Title                               Date
---------                                   -----                               ----

/s/ Dennis J. Westley                       Treasurer                           September 12, 2005
---------------------
Dennis J. Westley

*John G. Breen                              Trustee                             September 12, 2005
--------------------------
John G. Breen

*John F. Durkott                            Trustee                             September 12, 2005
----------------------
 John F. Durkott

*Robert J. Farling                          Trustee                             September 12, 2005
----------------------
 Robert J. Farling

*Richard W. Furst                           Trustee                             September 12, 2005
----------------------
Richard W. Furst

*Gerald Gherlein                            Trustee                             September 12, 2005
----------------------
Gerald Gherlein

*Dale C. LaPorte                            Trustee                             September 12, 2005
----------------------
Dale C. LaPorte

*Herbert R. Martens, Jr.                    President, CEO, Trustee and         September 12, 2005
------------------------                    Chief Legal Officer
Herbert R. Martens, Jr.

*Robert D. Neary                            Trustee and Chairman                September 12, 2005
----------------------                      of the Board
 Robert D. Neary

*Kathleen A. Obert                          Trustee                             September 12, 2005
-----------------------
Kathleen A. Obert

*J. William Pullen                          Trustee                             September 12, 2005
-----------------------
J. William Pullen

*By:   /s/ Herbert R. Martens, Jr.
       ---------------------------
       Herbert R. Martens, Jr.
       Attorney-in-Fact

-----------
*Herbert R. Martens, Jr. signs this document pursuant to power of attorney previously filed.